Staffing 360 Solutions Executes Acquisition Agreement with
IDC Technologies, Inc.

First Acquisition Agreement Represents a Threshold Event as Staffing 360 Implements its Accretive Acquisition Strategy within the High-Growth Staffing Industry

New York, NY – February 13, 2012 – Staffing 360 Solutions, Inc. (OTCQB: STAF), an emerging growth public company engaged in the provision of international staffing services in IT, financial, accounting, healthcare and banking industries, announced today that it has executed an Acquisition Agreement (the “Agreement”) with IDC Technologies, Inc. and its sole shareholder and Chief Executive Officer Prateek Gattani. IDC is a California-based staffing services corporation with approximately $45 million in annual revenues. Pursuant to the terms of the Agreement, Staffing 360 Solutions will acquire all the issued and outstanding stock of IDC as it becomes a wholly owned subsidiary of the Company.

Named one of the “America’s Fastest Growing Private Companies” in 2011 by Inc. Magazine, IDC is headquartered in Silicon Valley and primarily places Information Technology (IT) personnel into the Banking & Financial, Healthcare, Insurance and Communications industries. IDC’s $45 million in revenues are generated from approximately 100 individual clients, including 50+ Fortune 500 companies, through its operations in the US, Canada and India.

“This is truly a milestone event,” stated Allan Hartley, CEO of Staffing 360 Solutions. “Prateek has built IDC Technologies into one of the largest IT staffing agencies in the United States, bridging the gap between the United States and India’s high-tech industries. This Agreement with IDC represents a new stage of growth for Staffing 360 as we aggressively implement our accretive acquisition strategy.”

“We are excited with the prospect of joining the Staffing 360 Solutions team,” said Mr. Gattani. “We are proud that they have chosen us as their first acquisition candidate, and look forward to achieving further growth as we penetrate additional market verticals within the international staffing sector.”

Among other conditions to closing are the completion of due diligence, negotiation and execution of a Stock Purchase Agreement, and certified audits by a PCAOB certified auditor as well as the entry into a separate vendor agreement with IDC India to provide services to Staffing 360 for a period of 42 months.

About IDC Technologies, Inc.

Headquartered in Milpitas, California, IDC Technologies, Inc., is a privately held staffing services corporation with operations in the U.S. and Canada and related party operations in India. IDC primarily places Information Technology (IT) personnel, into the Banking & Financial Services, Retail, Consumer Goods, Healthcare, Insurance, Technology, Manufacturing, Transportation, and Communications industries. Organized in May of 2003, IDC has annual revenues of approximately $45 million, which are generated through approximately 100 individual clients including 50+ Fortune 500 companies, through its operations in the US, Canada and India. For more information, please visit: www.idctechnologies.com

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. is an emerging public company in the international staffing sector that intends to acquire high-growth domestic and international staffing agencies. As part of its highly targeted consolidation model, Staffing 360 Solutions is pursuing broad spectrum staffing companies in the IT, financial, accounting, healthcare and banking industries. The Company believes the staffing industry offers significant opportunity to create a successful public company with a longer term objective of accretive acquisitions that will drive annual revenues to a minimum of $250 million. The initial acquisition profile is $10 million to $75 million in revenues, a minimum of $1.0 million EBITDA with a concentration on professional staffing services, which generate higher margins. www.staffing360solutions.com

FORWARD LOOKING STATEMENTS

Certain matters discussed within this press release are forward-looking statements. Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Company contact:

A.J. Cervantes, President

Staffing 360 Solutions, Inc.

212.634.6410

info@staffing360solutions.com

Financial Communications:

Trilogy Capital Partners, Inc.

Darren Minton, President

212.634.6413

info@trilogy-capital.com